GMAC

Commercial Mortgage

550 California Street, 12th Floor

San Francisco, CA 94104

Tel. 415-835-9200

Fax 415-391-2949

GMAC Commercial Mortgage Securities, Corp.

Series 2001-C2

Annual Statement as to Compliance

For Period of July 24, 2001 through December 31, 2001

Pursuant to section 3.13 of the Pooling and Servicing Agreement, I attest that:

A review of the activities of GMAC Commercial Mortgage as Special Servicer during the period, and of its performance under this Agreement, has been made under my supervision.

To the best of my knowledge, based on such review, GMAC Commercial

Mortgage as Special Servicer, has fulfilled in all material respects its obligations under this Agreement throughout the period. However, during the period of July

24, 2001 through December 31, 2001, GMAC Commercial Mortgage as Special

Servicer did not service any Specially Serviced Mortgage Loans.

GMAC Commercial Mortgage as Special Servicer has received no notice regarding qualifications, or challenging the status, of the Trust Fund as a REMIC or of the Grantor Trust as a "grantor trust" under the Grantor Trust Provisions from the Internal Revenue Service or any other governmental agency or body.

BY: Henry Bieber__________________ Date: 2/26/02_______

Henry Bieber

Vice President, GMAC Commercial Mortgage Corporation

569